SMITH HELMS MULLISS & MOORE, L.L.P.
                         P. O. Box 31247
                 Charlotte, North Carolina 28231
                    Telephone (704) 343-2000




                              November 22, 1994

Ruddick Corporation
2000 Two First Union Center
Charlotte, North Carolina 28282

Re:     Registration Statement on Form S-8
        500,000 Shares of Common Stock

Gentlemen:

     In connection with the possible offering and sale from time to time of up to 500,000 shares of the Common Stock of Ruddick Corporation (the "Shares"), upon the terms and conditions set forth in the Registration Statement on Form S-8 (the "Registration Statement"), filed on November 22, 1994 by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended, we are of the opinion that when (a) the Registration Statement shall become effective and
(b) the Shares have been sold upon the terms and conditions set forth in the Registration Statement and the prospectus constituting a part thereof, the Shares will be validly authorized and legally issued, fully paid and non-assessable.

     We hereby consent (1) to be named in the Registration
Statement and in the Prospectus which constitutes a part thereof as attorneys who will pass upon the legality of the Shares and
(2) to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.

                              Very truly yours,


                              SMITH HELMS MULLISS & MOORE, L.L.P.